Exhibit 99.1 Press Release dated October 31, 2013

   Citizens First Corporation Announces Third Quarter 2013 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, October 31, 2013 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the third quarter ending September 30, 2013, which include the following:

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For the quarter ended September 30, 2013, the Company reported net income of $233,000, or $0.02 per diluted common share.  This represents a decrease of $555,000, or $0.28 per diluted common share, from the linked quarter ended June 30, 2013.  Compared to the quarter ended September 30 a year ago, net income decreased $708,000 or $0.33 per diluted common share.

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For the nine months ended September 30, 2013, net income totaled $1.1 million, or $0.27 per diluted common share.  This represents a decrease of $1.4 million or $0.61 per diluted common share, from the net income of $2.5 million in the first nine months of the previous year.

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The Company’s net interest margin was 3.88% for the quarter ended September 30, 2013 compared to 3.77% for the quarter ended June 30, 2013 and 4.31% for the quarter ended September 30, 2012, an increase of 11 basis points for the linked quarter and a decrease of 43 basis points from the prior year.  The Company’s net interest margin increased from the prior quarter primarily due to an increase in average loan balances and a decline in non-accrual loans.

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Provision for loan losses was $900,000 for the third quarter of 2013 compared to $50,000 for the linked quarter ended June 30, 2013 and $300,000 for the quarter ended September 30, 2012.  Provision expense for 2013 totaled $2.2 million compared to $1.1 million in 2012.  Net charge-offs for 2013 total $3.1 million compared to $1.0 million in 2012.  Todd Kanipe, President & CEO of Citizens First commented, “We improved our level of non-performing assets during the third quarter as we moved through the liquidation of collateral on several credits.  We continue to work aggressively to reduce non-performing assets and the related increased collection costs. Our provision expense is higher in 2013 due to the increased level of charged-off loans. Our allowance remains strong and as a percentage of loans is currently 1.60%, which is in line with our peer group.”

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During the third quarter of 2013, the real estate securing our largest non-performing asset, a $3.8 million commercial real estate loan, was sold at auction to a third party for $2.5 million less selling costs.  The deficiency resulted in a charge-off of $1.6 million in the third quarter of 2013. The remaining principal balance of $2.2 million was collected on October 15, 2013, which will further reduce non-performing assets.

Third Quarter 2013 Compared to Second Quarter 2013

Net interest income for the quarter ended September 30, 2013 improved $79,000 from the previous quarter due to an increase in loan income as the level of non-accrual loans declined.

Non-interest income for the three months ended September 30, 2013 increased $1,000, or 0.13%, compared to the previous quarter, primarily due to an improvement in service charges on deposit accounts of $20,000.  Non-interest expense for the three months ended September 30, 2013 increased $100,000, or 3.1%, compared to the previous quarter. Accruals for FDIC insurance premiums increased $124,000 from the previous quarter.

A $900,000 provision for loan losses was recorded for the third quarter of 2013, compared to a $50,000 provision in the previous quarter.  The provision expense was higher in the third quarter of 2013 as a result of an increase in historical charge-offs, particularly the charge-offs that occurred in the third quarter of 2013.  Net charge-offs were $2.1 million for the third quarter of 2013 compared to $636,000 in the second quarter of 2013.  The substantial majority of the charge-offs in the third quarter of 2013 had specific allocations in the allowance for loan losses that had been established prior to the current quarter.

Third Quarter 2013 Compared to Third Quarter 2012

Net interest income for the quarter ended September 30, 2013 decreased $221,000, or 5.7%, compared to the previous year.  The decrease in net interest income was impacted by a reduction in interest expense of $79,000 combined with a decrease in interest income of $300,000.  The decrease in interest income was created by a decline in the yield on loans from 5.86% in the third quarter of 2012 to 5.26% in the third quarter of 2013.  Loan yields have declined as maturing loans were repriced at a lower rate.

Non-interest income for the three months ended September 30, 2013 increased $51,000, or 6.8%, compared to the three months ended September 30, 2012, primarily due to an improvement in non-deposit brokerage fees of $37,000 from the prior year.

Non-interest expense for the three months ended September 30, 2013 increased $286,000, or 9.6%, compared to the three months ended September 30 2012, due to an increase in other operating expenses which were primarily collection expenses related to non-performing loans.

A $900,000 provision for loan losses was recorded for the third quarter of 2013, an increase of $600,000, from $300,000 in the third quarter of 2012.  Net charge-offs were $2.1 million for the third quarter of 2013 compared to net charge-offs of $231,000 in the third quarter of 2012.

Balance Sheet

Total assets at September 30, 2013 were $410.8 million, an increase of $4.2 million from $406.6 million at December 31, 2012.  Average assets during the third quarter were $413.3 million, an increase of 3.9%, or $15.6 million, from $397.7 million the third quarter of 2012.  Average interest earning assets increased 4.5%, or $16.5 million, from $363.7 million in the third quarter of 2012 to $380.2 million in the third quarter of 2013.

Loans increased $2.6 million, or 0.9%, from $298.8 million at December 31, 2012 to $301.4 million at September 30, 2013.  Total loans averaged $307.6 million the third quarter of 2013, compared to $297.9 million the third quarter of 2012, an increase of $9.7 million, or 3.3%.  Deposits at September 30, 2013 were $337.6 million, an increase of $5.9 million, or 1.8%, compared to $331.7 million at December 31, 2012.  Total deposits averaged $340.1 million the third quarter of 2013, an increase of $18.3 million, or 5.7%, compared to $321.8 million during the third quarter of 2012.  Average deposits increased during the year, but the cost of funds declined as higher cost deposits matured and were renewed at lower rates.

Non-performing assets totaled $6.4 million at September 30, 2013 compared to $6.3 million at December 31, 2012, an increase of $58,000. Compared to the prior quarter at June 30, 2013, non-performing assets decreased $3.6 million.  During the third quarter of 2013, $2.1 million in non-performing assets were collected, $2.2 million of non-performing assets were charged-off, and $646,000 of loans became non-performing during the quarter.

The allowance for loan losses at September 30, 2013 was $4.8 million, or 1.60% of total loans, compared to $5.7 million, or 1.91% of total loans as of December 31, 2012.  The allowance decreased as a result of charging off specific allocations of the allowance that had been established in previous quarters.

A summary of nonperforming assets is presented below:

(In thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Nonaccrual loans	$3,784	$6,141	$7,097	$5,384	$5,911
Loans 90+ days past due/accruing	19	-	23	-	60
Restructured loans	2,041	3,340	3,528	758	1,388
Total non-performing loans	5,844	9,481	10,648	6,142	7,359

Other real estate owned	547	517	232	191	258
Total non-performing assets	$6,391	$9,998	$10,880	$6,333	$7,617

Non-performing assets to total assets	1.56%	2.43%	2.58%	1.56%	1.93%

A summary of the allowance for loan losses is presented below:

(In thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Balance at beginning of period	$6,064	$6,650	$5,721	$5,968	$5,899
Provision for loan losses	900	50	1,250	580	300
Charged-off loans	2,198	678	358	838	243
Recoveries of previously charged-off loans	54	42	37	11	12
Balance at end of period	$4,820	$6,064	$6,650	$5,721	$5,968

Allowance for loan losses to total loans	1.60%	1.98%	2.21%	1.91%	1.95%

At September 30, 2013, total shareholders’ equity was $38.1 million compared to $41.6 million at December 31, 2012, a decrease of $3.5 million.  During the first quarter of 2013, the Company paid $3.3 million to repurchase 94 of the 250 shares of the Series A preferred stock that the Company had issued to the Treasury on December 19, 2008 under the TARP Capital Purchase Program.  At September 30, 2013, the Company has 93 shares of the Series A preferred stock outstanding with a balance of approximately $3.3 million.

The Company’s tangible equity ratio was 8.19% as of September 30, 2013 compared to 9.08% at December 31, 2012.  The tangible book value per common share improved slightly from $11.32 at December 31, 2012, to $11.34 at September 30, 2013.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios
Consolidated Statement of Income:
	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Interest income	$4,381	$4,325	$4,428	$4,664	$4,681
Interest expense	747	770	762	809	826
Net interest income	3,634	3,555	3,666	3,855	3,855

Provision for loan losses	900	50	1,250	580	300

Non-interest income:
Service charges on deposits	341	321	291	351	355
Other service charges and fees	156	158	138	129	138
Gain on sale of mortgage loans	81	78	82	82	64
Non-deposit brokerage fees	91	78	65	61	54
Lease income	74	75	74	76	68
BOLI income	53	56	61	65	66
Securities gains	-	29	8	-	-
Total	796	795	719	764	745

Non-interest expenses:
Personnel expense	1,382	1,417	1,441	1,489	1,406
Net occupancy expense	499	465	461	491	489
Advertising and public relations	70	110	78	91	92
Professional fees	201	174	164	176	158
Data processing services	280	272	265	241	225
Franchise shares and deposit tax	146	141	141	141	141
FDIC insurance	150	26	85	87	83
Core deposit intangible amortization	84	85	84	84	88
Postage and office supplies	35	35	43	40	40
Other real estate owned expenses	7	20	11	15	5
Other	425	434	309	236	266
Total	3,279	3,179	3,082	3,091	2,993

Income before income taxes	251	1,121	53	948	1,307
Provision for income taxes	18	333	(62)	251	366
Net income	233	788	115	697	941

Preferred dividends and discount accretion	178	176	217	225	225
Net income available for common shareholders	$55	$612	$(102)	$472	$716
Basic earnings per common share	$0.03	$0.31	$(0.05)	$0.24	$0.36
Diluted earnings per common share	$0.02	$0.30	$(0.05)	$0.23	$0.35

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012

Average assets	$413,293	$419,240	$417,804	$403,975	$397,657
Average loans	307,618	305,532	303,942	304,249	297,863
Average deposits	340,067	345,738	342,475	325,644	321,828
Average equity	37,937	38,353	40,164	41,629	40,776
Average common equity	27,023	27,445	27,695	27,458	26,618

Return on average assets	0.22%	0.75%	0.11%	0.69%	0.94%
Return on average equity	2.44%	8.24%	1.16%	6.66%	9.18%

Efficiency ratio	72.66%	72.17%	68.96%	65.70%	63.88%
Non-interest income to average assets	0.77%	0.76%	0.70%	0.75%	0.75%
Non-interest expenses to average assets	3.15%	3.04%	2.99%	3.04%	2.99%
Yield on average earning assets (tax equivalent)	4.66%	4.56%	4.76%	5.11%	5.21%
Cost of average interest bearing liabilities	0.89%	0.92%	0.93%	1.01%	1.04%
Net interest margin (tax equivalent)	3.88%	3.77%	3.96%	4.24%	4.31%
Number of FTE employees	100	98	99	102	103

Asset Quality Ratios:
Non-performing loans to total loans	1.94%	3.09%	3.54%	2.06%	2.41%
Non-performing assets to total assets	1.56%	2.43%	2.58%	1.56%	1.93%
Allowance for loan losses to total loans	1.60%	1.98%	2.21%	1.91%	1.95%
YTD net charge-offs to average loans, annualized	1.36%	0.63%	0.43%	0.60%	0.45%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	Nine Months Ended

	September 30	September 30
	2013	2012
Interest income	$13,134	$13,864
Interest expense	2,279	2,641
Net interest income	10,855	11,223

Provision for loan losses	2,200	1,120

Non-interest income:
Service charges on deposits	953	1,014
Other service charges and fees	452	400
Gain on sale of mortgage loans	241	219
Non-deposit brokerage fees	234	145
Lease income	223	203
BOLI income	170	198
Securities gains	37	55
Total	2,310	2,234

Non-interest expenses:
Personnel expense	4,240	4,229
Net occupancy expense	1,425	1,427
Advertising and public relations	258	260
Professional fees	539	451
Data processing services	817	675
Franchise shares and deposit tax	428	407
FDIC insurance	261	228
Core deposit intangible amortization	253	265
Postage and office supplies	113	149
Other real estate owned expenses	38	156
Other	1,168	717
Total	9,540	8,964

Income before income taxes	1,425	3,373
Provision for income taxes	289	897
Net income	1,136	2,476

Preferred dividends and discount accretion	571	672
Net income available for common shareholders	$565	$1,804
Basic earnings per common share	$0.29	$0.92
Diluted earnings per common share	$0.27	$0.88

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

	Nine Months Ended

	September 30	September 30
	2013	2012

Average assets	$416,763	$402,617
Average loans	305,710	300,300
Average deposits	342,751	328,325
Average equity	38,810	40,059
Average common equity	27,385	25,912

Return on average assets	0.36%	0.82%
Return on average equity	3.91%	8.26%

Efficiency ratio	71.30%	65.67%
Non-interest income to average assets	0.74%	0.74%
Non-interest expenses to average assets	3.06%	2.97%
Yield on average earning assets (tax equivalent)	4.66%	5.14%
Cost of average interest bearing liabilities	0.91%	1.10%
Net interest margin (tax equivalent)	3.87%	4.18%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	September 30,	December 31,	December 31,
	2013	2012	2011
Cash and cash equivalents	$32,527	$34,799	$30,549
Available for sale securities	50,441	46,639	50,718
Loans held for sale	115	61	180
Loans	301,376	298,754	294,352
Allowance for loan losses	(4,820)	(5,721)	(5,865)
Premises and equipment, net	11,172	11,568	11,849
Bank owned life insurance (BOLI)	7,756	7,587	7,324
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,648	1,660	1,858
Deferred income taxes	2,728	2,180	2,973
Intangible assets	4,841	5,094	5,443
Other real estate owned	547	191	637
Other assets	403	1,719	1,751
Total Assets	$410,759	$406,556	$403,794

Deposits:
Noninterest bearing	$ 40,082	$ 41,724	$ 38,352
Savings, NOW and money market	121,129	111,195	116,968
Time	176,422	178,814	177,411
Total deposits	$337,633	$331,733	$332,731
FHLB advances and other borrowings	28,000	26,000	25,000
Subordinated debentures	5,000	5,000	5,000
Other liabilities	2,032	2,257	2,191
Total Liabilities	372,665	364,990	364,922
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	3,259	6,519	6,471
Common stock	27,072	27,072	27,072
Retained earnings (deficit)	134	(430)	(2,706)
Accumulated other comprehensive income (loss)	(30)	746	376
Total Stockholders’ Equity	38,094	41,566	38,872
Total Liabilities and Stockholders’ Equity	$410,759	$406,556	$403,794

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	September 30, 2013	December 31, 2012	December 31, 2011
Capital Ratios:
Tier 1 leverage	9.35%	10.20%	9.46%
Tier 1 risk-based capital	12.32%	13.16%	11.94%
Total risk based capital	13.57%	14.41%	13.19%
Tangible equity ratio (1)	8.19%	9.08%	8.39%
Tangible common equity ratio (1)	5.50%	5.55%	4.84%
Book value per common share	$13.80	$13.91	$12.57
Tangible book value per common share (1)	$11.34	$11.32	$9.80
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	September 30, 2013	December 31, 2012	December 31, 2011

Total shareholders’ equity (a)	$38,094	$41,566	$38,872
Less:
Preferred stock	(10,918)	(14,178)	(14,130)
Common equity (b)	27,176	27,388	24,742
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(744)	(997)	(1,346)
Tangible common equity (c)	22,335	22,294	19,299
Add:
Preferred stock	10,918	14,178	14,130
Tangible equity (d)	$33,253	$36,472	$33,429

Total assets (e)	$410,759	$406,556	$403,794
Less:
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(744)	(997)	(1,346)
Tangible assets (f)	$405,918	$401,462	$398,351
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$13.80	$13.91	$12.57
Tangible book value per common share (c/g)	$11.34	$11.32	$9.80

Total shareholders’ equity to total assets ratio (a/e)	9.27%	10.22%	9.63%
Tangible equity ratio (d/f)	8.19%	9.08%	8.39%
Tangible common equity ratio (c/f)	5.50%	5.55%	4.84%

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